N E W S   R E L E A S E

TRACK DATA REPORTS THIRD QUARTER RESULTS

Brooklyn, New York – November 13, 2007 – Track Data Corporation (Nasdaq: TRAC) today announced results for its third quarter ended September 30, 2007.

Revenues for the third quarter ended September 30, 2007 were $8,510,000 compared to $10,323,000 for the same period in 2006, a decrease of 18%.  Net loss for the third quarter of 2007 was $(173,000), or $(.02) per share, compared to net income of $224,000, or $.03 per share, in 2006.  Net loss for the second quarter of 2007 was $(489,000), or $(.06) per share.

The decrease in revenues was principally attributable to the Company’s Track ECN which revenues decreased approximately $1.5 million.  Until October, 2006, Track ECN displayed orders submitted by its subscribers on Nasdaq's trading platform and broker-dealers could access this liquidity through Nasdaq.  In October 2006, Nasdaq was authorized to operate as an exchange and Track ECN was no longer able to operate its business on Nasdaq’s platform.  Track ECN currently displays its quotes on the National Stock Exchange. This change resulted in significantly lower ECN revenues starting in November, 2006.  In addition, ECN revenues were reduced by a new regulation that limited the charges for trading of stocks priced under $1.00.  Since 2001, the Company has experienced a decline in revenues from its market data services to the Professional Market segment due principally to staffing reductions in the securities industry, the use by customers of internally developed services, or lower priced services that are offered by the Company or other vendors.  This trend has continued in 2007, negatively impacting revenues and profits.

Revenues for the nine months ended September 30, 2007 were $25,844,000 compared to $32,842,000 for the same period in 2006, a decrease of 21%.  Net loss for the 2007 period was $(829,000), or $(.10) per share, compared to net income of $1,839,000, or $.22 per share, in 2006. The decreased revenues were principally attributable to Track ECN which revenues decreased approximately $5.2 million.  See discussion above. The 2006 period includes an after-tax gain of $1,066,000 from the sale of Innodata and Edgar online common stock.

The Company instituted certain cost cutting measures in the fourth quarter consisting of across the board salary reductions and the closing of certain offices that were primarily used for communications hubs.    Remaining lease commitments on offices to be closed of approximately $200,000 are expected to be reduced through subletting of space or buyouts of leases.  No provision for losses is included in the financial statements as of September 30, 2007.

Further, the Company has retained a financial advisor to explore strategic alternatives to enhance shareholder value.  These strategic alternatives may include, but are not limited to, a sale or merger of the Company or other strategic transaction, and/or a sale of certain Company assets. There can be no assurance that this process will result in any transaction or if so, as to the timing or terms thereof.  The Company intends to disclose developments regarding the process only when or if the Board has approved a specific transaction.

Continued

Track Data is a New York-based financial services company that provides direct access brokerage, real-time financial market data, news, and research to institutional and individual investors through dedicated telecommunication lines and the Internet.

For professional investors, Track Data Securities offers proTrack, a direct access-trading platform with fully integrated market data.  proTrack offers unbiased trade routing, allowing clients control over where their orders are sent.  proTrack is also available to broker-dealers under a service bureau arrangement as an execution platform.

The Company also owns and operates the Track ECN, an electronic communications network that allows traders to display and match limit orders for stocks. Track ECN offers subscribers the highest published rebate in the industry.

For individual investors, Track Data Securities offers myTrack and myTrackPro, both fully integrated, Internet-based online trading and market data systems. Each platform offers direct access online trading, allowing users the choice of where to route their equity and options orders. myTrack and TrackTrade offer continuous, dynamic streams of live market data powered by application-based software and a constant server connection similar to systems used by professionals.

For all investors, the Company’s NewsWare division offers NewsWatch, a PC-based application that aggregates news from thousands of sources.  Featuring real-time full text filtering and complex queries, its real-time alerting functions allow users to choose topics of interest and be among the first to know when news breaks.

For additional information, please contact Laurel Louison at 718-522-0222 or by e-mail: laurel_louison@trackdata.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The words "believe," "expect," "plan," "anticipate" and other similar expressions generally identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.  These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation, volatility in the stock market, changes in external market factors including the economy, changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Forms 10-K, 8-K, 10-Q, S-3 and S-8.  Actual results could differ materially from the results referred to in the forward-looking statements.

FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues	$8,510,000	$10,323,000	$25,844,000	$32,842,000
Net (loss) income	(173,000)	224,000	(829,000)	1,839,000	(A)
Basic and diluted (loss) income per share	$(.02)	$.03	$(.10)	$.22

(A)	Includes an after tax gain on sales of Innodata and Edgar Online common stock of $1,066,000.